REID & PRIEST
                                 40 West 57th Street
                              New York, New York  10019


                                                            Exhibit 5(b)



                                                New York, New York
                                                October 18, 1994



             Idaho Power Company
             1221 West Idaho Street
             Boise, Idaho 83702

             Dear Sirs:

                       With respect to the Registration Statement on
             Form S-8 which Idaho Power Company (the "Company") proposes to file with the Securities and Exchange Commission on or shortly after the date hereof under the Securities Act of 1933, as amended, contemplating the issuance and sale by the Company of 1,500,000 additional shares of its Common Stock, $2.50 par value (the "Stock") and the Preferred Share Purchase Rights attached thereto (the "Rights") (collectively referred to as the "Shares") pursuant to its Employee Savings Plan (the "Plan") and interests in the Plan, we advise you that in our opinion:

                  (1)  When

                       (a) appropriate authorizations by the Idaho
                       Public Utilities Commission, the Public Service Commission of Wyoming and the Public Utility Commission of Oregon with respect to the issuance and sale of the Shares shall have been granted;

                       (b) the Company's said Registration Statement on Form S-8 shall have become effective;

                       (c) the Company's Board of Directors shall have taken appropriate action to authorize the issuance and sale of the Shares on the terms set forth in or contemplated by the Registration Statement;

                       (d) the Stock shall have been issued, sold and delivered for the consideration contemplated in the Registration Statement and in accordance with the actions hereinabove mentioned; and

                       (e) the Rights shall have been issued in accordance with the terms of the Rights Agreement, dated as of January 11, 1990 between the Company and First Chicago Trust Company of New York (The Bank of New York, successor Rights Agent) (the "Rights Agreement") and in accordance with the actions hereinabove mentioned, the Stock will be validly issued, fully paid and non-assessable and the Rights will be validly issued.

                  (2) The Stock to be purchased in the open market is validly issued, fully paid and non-assessable, and the Rights attached thereto are validly issued and outstanding.

                       The matters relating to the Rights are governed
             by the law of the State of Idaho. In this regard, we note that Sections 30-1610 and 30-1706 of the Idaho Business Corporation Act each provide that nothing contained in a company's articles of incorporation or by-laws or in either the Idaho Control Share Acquisition Law (Sections 30-1601 through 30-1614 of the Idaho Business Corporation Act) or the Idaho Business Combination Law (Sections 30-1701 through 30-1710 of the Idaho Business Corporation Act) is intended to limit the corporate powers or authority of an "issuing public corporation" (as defined in such statutes), such as the Company, to take actions "which the directors may appropriately determine to be in furtherance of the protection of the interests of the corporation and its shareholders, including, without limitation, the authority to... enter into... arrangements", such as the Rights Agreement, that "deny rights... to the holder or holders of at least a specified number of shares or percentage of share ownership or voting power in certain circumstances."

                       Because we are not aware of any court decision
             applying the law of the State of Idaho that addresses the effect of these statutory provisions or the validity of plans similar to the Rights Agreement, it is difficult to predict how a court applying the law of the State of Idaho would rule with respect to the issues relating to the Rights. Nevertheless, we are able to advise you of our opinion as expressed herein, which reflects our professional conclusion concerning how a court applying the law of the State of Idaho (including, but not limited to, Sections 30-1610 and 30-1706 of the Idaho Business Corporation Act) likely would rule. Although we are not admitted to practice in the State of Idaho, we have conferred with Robert W. Stahman, General Counsel of the Company, for purposes of rendering this opinion. General Counsel and we have concluded that a court applying the law of the State of Idaho, when presented with novel questions concerning takeover matters, such as the effect of the statutory provisions cited above and the adoption of the Rights Agreement, most likely would apply the corporate law of the State of Delaware, the most fully developed body of corporate law in the United States. Accordingly, in rendering our opinion, we have assumed that Delaware corporate law, as expressed in court decisions applying that law, with which we are familiar, provides an indication of what standards a court would apply if it were required to apply the law of the State of Idaho considering the matters relating to the Rights.

                       We are members of the New York Bar and do not
             hold ourselves out as experts on the laws of any other state. Our opinions expressed above are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States. Insofar as this opinion involves matters of the law of the States of Idaho, Montana, Nevada, Oregon and Wyoming, we have relied upon an opinion of even date herewith addressed to you by Robert W. Stahman, Vice President, Secretary and General Counsel for the Company, which is filed as an exhibit to the Registration Statement.

                       We hereby consent to the use of this opinion as
             an exhibit to the Company's Registration Statement, and we also consent to such references to our firm as may be made in said Registration Statement and in the Prospectus relating thereto.

                                                Very truly yours,

                                                /s/ Reid & Priest

                                                REID & PRIEST